                      SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.



                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported)
                               FEBRUARY 22, 2002



                                EEX CORPORATION
            (Exact name of Registrant as specified in its charter)


    TEXAS                          1-12905                    75-2421863
(State or other                  (Commission              (I.R.S. Employer
jurisdiction of                  File Number)            Identification No.)
incorporation)



2500 CityWest Boulevard, Suite 1400, Houston, Texas             77042
     (Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including Area Code  (713)243-3100

ITEM 5.  Other Events

A. As of the date this report is filed, EEX has been unable to conclude its negotiations for a new credit agreement (mentioned in the News Releases below) on terms that are acceptable. While EEX continues to negotiate for the new credit agreement, no assurances can be given that an agreement will be reached.

B. Set forth below is the text of a News Release issued by EEX Corporation on February 22,2002:

EEX REPORTS PRELIMINARY FOURTH QUARTER AND 2001 RESULTS

HOUSTON, TEXAS (February 22, 2002) -- EEX Corporation (NYSE: EEX) reported preliminary results of a $168 million loss for the fourth quarter ending December 31, 2001, or ($4.02) per share, compared to net income of $6 million, or $0.16 per share, for the same period a year ago. For the year ended December 31, 2001, EEX reported preliminary results of a net loss of $160 million, or ($3.85) per share, compared to a net loss of $10 million, or ($0.25) per share in 2000. The results are subject to completion of the annual audit.

Year-end onshore U.S. reserves, including minority interest, reviewed by EEX's independent reserve auditors, were approximately 417 billion cubic feet of natural gas equivalent ("Bcfe"), an increase of 12% over year-end 2000. Reserve additions of 111 Bcfe and downward revisions of 13 Bcfe due to lower product prices, compared to 2001 production of 46 Bcfe, represents a replacement rate of 213%. The Company invested a total of approximately $109 million onshore U.S. during the year resulting in a finding and development cost of $1.11/Mcfe.

Results without unusual items were a loss of $8 million for the fourth quarter and $5 million for 2001. The following table summarizes the significant items that have influenced the preliminary quarterly and annual results of operations (pre-tax amounts, except as indicated):

                                                                                           Three Months                Year
                                                                                              Ended                   Ended
                                                                                        December 31, 2001       December 31, 2001
                                                                                     --------------------------------------------
                                                                                                      (In millions)
Results without unusual items........................................................       $  (8)                  $  (5)
Impairments required under FAS 121:
  FPS and Pipelines..................................................................         (82)                    (82)
  Onshore properties.................................................................         (29)                    (29)
  Indonesian assets..................................................................         (16)                    (16)
Loss on sale - exercise of option....................................................         (18)                    (18)
Change in net realizable value of deferred tax asset.................................         (11)                    (11)
Bad debt expense related to Enron....................................................          (3)                     (3)
Contract forfeiture of offshore lease................................................          (4)                     (4)
Extraordinary post-tax gain - Repurchase of notes....................................           4                       4
Post-tax gain on sale of Llano field.................................................          --                      17
Stacking and assignment of Arctic I rig..............................................          --                     (15)
All other unusual items..............................................................          (1)                      2
                                                                                     ------------------------------------
  Net loss applicable to common shareholders.........................................       $(168)                  $(160)
                                                                                     ====================================

In the fourth quarter, the Company's Cooper Floating Production System ("FPS") and pipelines were written down to a fair market valuation based on competitive factors for processing and transportation facilities in the Llano area and the values management believes could be received in an orderly sale of the assets. Certain onshore U.S. oil and gas properties were impaired a total of $29 million of which $23 million was attributable to the production payment resulting from the Encogen obligation. The Company's Indonesian assets were impaired to reflect the bid of a potential purchaser with whom the Company is currently negotiating. The fourth quarter results also include a loss on sale of $18 million from the January exercise of a previously-described option to repurchase a portion of the production payment resulting from the Encogen obligation and a reduction in the net realizable value of the deferred tax asset in accordance with FAS 109. The Company realized an extraordinary post-tax gain from the repurchase of a portion of the notes related to the FPS and pipelines.

Revenues for the fourth quarter were $47 million, or approximately 36% lower than the $73 million reported for the fourth quarter a year ago. Lower revenues were primarily the result of lower average oil and natural gas prices and lower volumes of natural gas related to the offshore shelf properties sold in December 2000. Total expenses for the quarter, excluding loss from asset sales and impairments, were $54 million in 2001, unchanged from 2000. A $3 million bad debt expense was offset by lower depreciation expenses related primarily to lower overall production volumes.

Revenues for the year 2001 were $207 million, or approximately 21% lower than the $262 million reported for 2000. Lower revenues this year were primarily the result of lower natural gas and oil production due to the sale of the offshore shelf properties and lower average oil prices. Total expenses for 2001, excluding the gain from asset sales and impairments, were $193 million, compared to $204 million for the twelve months of 2000. Lower depreciation expenses related primarily to lower overall production volumes were partially offset by increased exploration expense due to costs associated with the stacking of the Arctic I rig and recognition of the net cost associated with the assignment of the Arctic I rig contract and increased taxes other than income. Excluding the bad debt expense recorded in the fourth quarter, general, administrative and other expenses were down approximately 18% for the year.

At year-end, the Company's debt to capital ratio under its revolving credit agreement is greater than the agreement's limit of 60% because of the decrease in equity resulting from the above-described losses and increase in outstanding borrowings. The lenders have agreed to amend the loan agreement to increase the ratio to 72% and waive the covenant breach; the amendment and waiver will expire April 30, 2002. The current revolving credit agreement terminates June 27, 2002. If the Company is not able to effect a new credit agreement or obtain additional waivers, it will be in default under the current revolving credit agreement. The Company is negotiating with its lenders for a new credit agreement with a maturity of June 2003. At present, most of the lenders have approved the general terms of the new agreement that will require the Company to provide a security interest in all of its U.S. proved reserves and other assets.

The Company's planned capital expenditures in 2002 are approximately $50 million. Actual capital expenditures will depend on cash flow, which, in turn, depends principally on realized natural gas prices during the year.

                           (Earnings Summary Follows)

                                EEX CORPORATION
                PRELIMINARY FINANCIAL AND OPERATING HIGHLIGHTS
                   (In thousands, except per share amounts)


                                                                                  Three Months                 Year Ended
                                                                               Ended December 31               December 31
                                                                            -----------------------      ----------------------
                                                                                  (Unaudited)                  (Unaudited)
                                                                                2001          2000          2001         2000
                                                                            ----------      ---------   ----------    ---------
INCOME STATEMENT DATA
 Natural gas                                                                $  33,456       $50,979      $ 138,573     $173,195
 Oil, condensate and natural gas liquids                                       12,055        19,409         60,261       78,829
 Cogeneration operations                                                        1,053         2,474          6,247        8,389
 Other                                                                            411           420          1,803        1,999
                                                                            ---------       -------      ---------     --------
   Total revenues                                                              46,975        73,282        206,884      262,412
                                                                            ---------       -------      ---------     --------
 Production and operating expenses                                             10,739         9,810         36,697       39,212
 Exploration                                                                   12,305        11,646         49,373       33,780
 Depletion, depreciation and amortization                                      18,086        23,108         68,313       93,965
 Impairment of FPS and Pipelines                                               82,286           ---         82,286          ---
 Impairment of producing oil and gas properties                                44,744           ---         44,744       12,200
 Loss (Gain) on sales of property, plant and equipment                         16,578         3,552        (12,263)       7,230
 Cogeneration operations                                                          794         2,167          5,254        6,960
 General, administrative and other                                              9,282         3,984         18,739       19,538
 Taxes, other than income                                                       2,765         3,503         14,731       10,906
                                                                            ---------       -------      ---------     --------
   Total expenses                                                             197,579        57,770        307,874      223,791
                                                                            ---------       -------      ---------     --------
 Operating income (loss)                                                     (150,604)       15,512       (100,990)      38,621
 Interest and other - net                                                      (6,244)       (8,213)       (28,466)     (32,139)
                                                                            ---------       -------      ---------     --------
 Income (loss) before income taxes, minority interest and
  extraordinary item                                                         (156,848)        7,299       (129,456)       6,482
 Income taxes (benefit)                                                        10,837        (1,514)        20,118        1,586
                                                                            ---------       -------      ---------     --------
 Income (loss) before minority interest and extraordinary item               (167,685)        8,813       (149,574)       4,896
 Minority interest third party                                                    ---        (1,112)           ---        1,950
                                                                            ---------       -------      ---------     --------
 Income (loss) before extraordinary item                                     (167,685)        9,925       (149,574)       2,946
 Extraordinary item - debt extinguishment gain, net of tax                     (3,593)          ---         (3,593)         ---
                                                                            ---------       -------      ---------     --------
 Net income (loss)                                                           (164,092)        9,925       (145,981)       2,946
 Preferred stock dividends                                                      3,724         3,441         14,465       13,364
                                                                            ---------       -------      ---------     --------
 Net income (loss) applicable to common shareholders                        $(167,816)      $ 6,484      $(160,446)    $(10,418)
                                                                            =========       =======      =========     ========

 Net income (loss) per common share, basic and diluted
   Before extraordinary item                                                $   (4.11)      $  0.16      $   (3.94)    $  (0.25)
   Extraordinary item - debt extinguishment gain, net of tax                     0.09           ---           0.09          ---
                                                                            ---------       -------      ---------     --------
   Per common share                                                         $   (4.02)      $  0.16      $   (3.85)    $  (0.25)
                                                                            =========       =======      =========     ========
 Weighted average shares outstanding                                           41,762        41,470         41,724       41,949
                                                                            =========       =======      =========     ========

CASH FLOW DATA (In thousands)
 Cash flows provided by operating activities                                $  27,649       $40,216      $  74,172     $ 85,391
 Capital expenditures                                                          23,800        53,798        170,362      181,220

SALES VOLUMES
 Natural gas (MMcf)                                                            11,019        13,158         43,003       55,145
 Crude Oil (MBbls)                                                                664           675          2,530        2,726
 Natural gas liquids (MBbls)                                                       12            18             71           63
 Total Volume (MMcfe)                                                          15,078        17,316         58,608       71,881

AVERAGE SALES PRICE
 Natural gas (per Mcf)                                                      $    3.04       $  3.87      $    3.22      $  3.14
 Crude oil (per Bbl)                                                            18.00         28.30          23.47        28.54
 Natural gas liquids (per Bbl)                                                   8.42         16.94          12.44        16.63


C. Set forth below is the text of a News Release issued by EEX Corporation on February 26, 2002:

EEX DISCUSSES PRELIMINARY FOURTH QUARTER/YEAREND RESULTS AND OPERATIONS IN CONFERENCE CALL


HOUSTON, TEXAS (February 26, 2002) -- In a conference call held yesterday, Tom Hamilton, Chairman and President, Chief Executive Officer, Richard Langdon, Executive Vice President and Chief Financial Officer, and David Henderson, Executive Vice President and Chief Operating Officer of EEX Corporation (NYSE:
EEX) discussed preliminary fourth quarter and yearend results and current operations.

Financial Results

Mr. Langdon reviewed the preliminary financial results announced in an earnings news release issued on Friday, February 22. For the fourth quarter ended December 31, 2001, EEX reported a net loss of approximately $168 million, or $4.02 per share, and for the year 2001, a net loss of $160 million, or $3.85 per share. These results are preliminary; EEX does not plan to request Ernst & Young's audit opinion until negotiations for a new credit agreement are concluded and the agreement has been signed.

The results for the quarter include approximately $160 million of impairments and other unusual items. Most of these write-downs are associated with two legacy issues: the FPS Infrastructure and Encogen.

Infrastructure: The largest impairment, totaling approximately $82 million, was related to the deepwater infrastructure used to develop the Cooper field. This impairment resulted from a review of the carrying value of the infrastructure required under FAS 121 that indicated impairment was appropriate. The magnitude was determined based upon an estimate of fair market value. This was based, in part, on ongoing discussions with the Llano Field operator and the current competitive environment in the Llano area for transportation and processing facilities. The new book value of these assets is approximately $70 million.

After the conclusion of the conference call, the Llano Field operator notified EEX that the floating production system is no longer being considered for use in a Llano development. The pipelines remain under consideration as a transportation alternative for Llano.

Encogen: The second largest write-down, in two parts totaling approximately $41 million, was associated with the natural gas reserves related to a contract entered into by Enserch Exploration in the late 1980's, known as the Encogen obligation, to deliver gas to a West Texas cogeneration facility.

EEX's obligation to deliver gas under that contract expired in the second quarter of 2001. When EEX sold its East Texas producing properties in 1997, EEX carved out sufficient reserves to support this obligation. The purchaser of the East Texas properties had an annual option to purchase that portion of the carved out reserves equal to the amount of gas EEX delivered to Encogen during the prior year. The price EEX paid for the gas purchased to fulfill the Encogen commitment was capitalized during the course of the year and used to measure gain or loss on the exercise of the purchase option. If one of the annual options was not exercised, the price paid for the Encogen gas during the preceding year became the basis for the reserves added to the books at the end of the year, subject to FAS 121 review. At the end of the fourth quarter, EEX incurred an $18 million book loss-on-sale (net of the $10 million purchase price) on the exercise of its 2001 option and a $23 million FAS 121 impairment of the Encogen reserves remaining on the books. This impairment is included in the $29 million impairment of onshore properties shown in the table of Friday's press release. Thus, the total impairment on all other onshore reserves totaled only $6 million.

Indonesia: EEX also incurred a $16 million impairment on its Indonesian assets. EEX is in the process of negotiating a purchase and sale agreement on the subsidiaries holding these assets. Roughly half of this impairment reflects the difference between the projected sale proceeds and book value at closing, some of which is offset by the income that will be generated from the assets between the September 30, 2001 effective date of the sale and closing, currently estimated at the end of the first quarter. The remaining portion of the impairment represents a discount to the sales price associated with certain receivables. During the fourth quarter, the Indonesian assets produced about 6,000 barrels of oil per day (EEX net) and have approximately 60 Bcfe of remaining reserves at yearend.

Other Items: Other unusual items included an $11 million reduction in net realizable value of the deferred tax asset, a $3 million charge resulting from the exposure to the Enron bankruptcy and a $4 million charge related to the expiration of rights to explore an offshore lease, all of which took place in the fourth quarter. With the full impairment of the deferred tax asset, domestic income will not be tax-effected until this asset has been realized.

Debt Repurchase: EEX realized a $4 million after-tax gain on the purchase at discount of approximately $22.5 million principal amount of notes that are secured by the floating production system and related infrastructure. After giving effect to the January 2002 principal payment made on these notes, EEX currently has approximately $101 million outstanding under the infrastructure financing that is a general corporate obligation.

Base Earnings: Excluding all the above items, the base business generated losses of $8 million for the fourth quarter and $5 million for the year ended December 31, 2001. The quarter included increased revenue associated with financial hedging of approximately $6 million, or approximately $0.50 per Mcf.

Hedging: Approximately 36 Bcfe is hedged for 2002 at an average price of $3.34 (including the gas sales obligation).

Operations Update

Mr. Henderson gave callers an update on operations.

Onshore: EEX experienced another year of strong performance in the onshore, replacing 213% of 2001 production at a cost of $1.11/Mcfe (thousand cubic feet of natural gas equivalent), and grew reserves from 373 Bcfe (billion cubic feet of natural gas equivalent) at the beginning of the year to 417 Bcfe at yearend. Two-year results reflect equally impressive numbers - EEX has replaced an average of 233% of production since the Tesoro acquisition at an average cost of $0.87/Mcfe.

EEX drilled a total of 65 onshore wells during the year, 55 of which were successful, for an overall success rate of 85%. Included in the 65 well program were 45 proved and probable locations - 42 of which were converted to proved-producing - a 93% success rate. EEX replaced roughly 80% of its inventory of drilling prospects this past year, ending with a total of 131 proved and probable locations compared with 140 locations at the beginning of 2001.

After adjusting for property sales, onshore production increased 4% from January to December, and averaged 126 MMcfe (million cubic feet of natural gas equivalent) per day for 2001.

In addition to the drilling successes at Langtry Field, Vaquillas Ranch and Provident City field (all of which were noted in the yearend press release), EEX also found a new field in the Wilcox trend of South Texas at Dinn Ranch. At present, EEX has one well producing, one well completing and two wells drilling. EEX's working interest ranges from 35-50%.

Gulf of Mexico: In the Llano area of Garden Banks, the Devil's Island well commenced on December 29 and is drilling below 13,000 feet towards a proposed total depth of 24,500 feet. EEX entered into a joint venture agreement with Amerada Hess for the drilling of this prospect, utilizing the Glomar Arctic I rig at its full day rate. The agreement calls for Amerada to earn an 80% working interest in Garden Banks Block 345 and the east-half of GB 344 by participating in drilling the well. EEX will retain a 20% interest after the well is drilled and pay 30% of the costs of the well up to the AFE amount or total depth, and 20% thereafter. The Company anticipates well results in the later part of April.

International: In New Zealand, EEX has shown the Taranaki Block to several parties expressing interest in drilling on the acreage. EEX will elect to drill or drop the block in early March.


Concluding Remarks

Mr. Hamilton concluded management's remarks.

EEX has been burdened for the past several years with costly, non-working legacy assets that came with the spin-off in 1997. The first of these legacy items, the Cooper infrastructure, i.e., the FPS and pipelines in the Llano area, have been a substantial financial drag on the Company while producing no visible benefit. For example, in 2001 the Company spent $70 million ($14 of which was capitalized) to buy back the lease equity interest. Because of the buy-back, EEX is now free to market, along with its co-owner, the FPS anywhere in the world as opposed to being restricted to U.S. waters.

The second legacy item is the Encogen obligation. Since 1997, EEX has spent roughly $90 million buying 29 Bcfe of gas to fulfill that commitment.
Obviously, that resulted in a capital drain on the Company. EEX bought the last gas under that agreement in the second quarter of 2001. Though the Company was near the end of the obligation in 2001, given the very high price of natural gas in the first quarter, EEX spent $34 million buying gas to fulfill the commitment. A substantial portion of the 2001 impairment resulted from this legacy item.

The other situation that has been a drain on EEX over the past year or so is the contract on the Arctic I rig. The rig is presently working for Amerada Hess and EEX at the Devil's Island prospect. EEX estimates that the uncovered exposure is down to about two months of rig time in the event Devil's Island is dry and the rig is not used to side-track the current well. EEX is working to farmout the rig if it does not remain at Devil's Island. Failing that, the rig will be stacked for about two months.

After EEX's efforts to go to the bond market were cut short by the events of September 11, the Company has been working with lenders to convert the revolving credit agreement to a secured borrowing base facility. EEX now has verbal agreements from 18 of 19 banks to the general terms of a new credit agreement. While management is encouraged, this process is not over until everyone has agreed and signed a final set of terms.

A recorded version of the conference call is available on EEX's Web site (www.eex.com) for those persons interested in listening to the entire discussion.

                                EEX CORPORATION
                      PRELIMINARY UNAUDITED BALANCE SHEET

The following unaudited balance sheet is preliminary and does not include notes necessary for a complete understanding. The results are subject to completion of the annual audit. Full financial statements for this period with appropriate notes will be filed with the Securities and Exchange Commission as required.


                                                                                  December 31       December 31
                                                                                     2001              2000
                                                                                 -------------     ------------
                                                                                       (In thousands)
                                  ASSETS
                                  ------
Current Assets:
   Cash and cash equivalents................................................      $ 136,638         $  19,791
   Accounts receivable--trade (net of allowance of $4,430 and $2,270).......         57,671            57,539
   Other....................................................................         10,208            22,478
                                                                                  ---------         ---------
       Total current assets.................................................        204,517            99,808
                                                                                  ---------         ---------

Property, Plant and Equipment (at cost):
   Oil and gas properties (successful efforts method).......................        975,007           955,263
   Other....................................................................          8,668             8,160
                                                                                  ---------         ---------
       Total................................................................        983,675           963,423
   Less accumulated depletion, depreciation and amortization................        446,020           323,875
                                                                                  ---------         ---------
       Net property, plant and equipment....................................        537,655           639,548
                                                                                  ---------         ---------

Deferred Income Tax Assets..................................................             --            19,846
Other Assets................................................................          7,946             4,866
                                                                                  ---------         ---------
       Total................................................................      $ 750,118         $ 764,068
                                                                                  =========         =========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------
Current Liabilities:
   Accounts payable--trade..................................................      $  48,575         $  76,999
   Bank revolving credit agreement..........................................        325,000                --
   Capital lease obligations................................................             --            13,351
   Secured notes payable....................................................         13,579                --
   Other....................................................................          7,118             5,993
                                                                                  ---------         ---------
       Total current liabilities............................................        394,272            96,343
                                                                                  ---------         ---------

Bank Revolving Credit Agreement.............................................             --            75,000
Capital Lease Obligations...................................................             --           192,283
Secured Notes Payable.......................................................        100,764                --
Gas Sales Obligation........................................................         59,937            83,490
Other Liabilities...........................................................          9,357            22,351
Minority Interest Third Party...............................................          5,000             5,000
Shareholders' Equity:
   Preferred stock (10,000 shares authorized; 1,899 and 1,755 shares issued;
       Liquidation preference of $189,946 and $175,481).....................             19                18
   Common stock ($0.01 par value; 150,000 shares authorized; 42,496 and
       42,256 shares issued)................................................            432               429
   Paid in capital..........................................................        760,484           744,782
   Retained (deficit).......................................................       (605,612)         (445,166)
   Unamortized restricted stock compensation................................         (1,403)           (1,067)
   Unearned compensation....................................................             --              (349)
   Other comprehensive income...............................................         35,954                --
   Treasury stock, at cost (817 and 808 shares).............................         (9,086)           (9,046)
                                                                                  ---------         ---------
       Total shareholders' equity...........................................        180,788           289,601
                                                                                  ---------         ---------
       Total................................................................      $ 750,118         $ 764,068
                                                                                  =========         =========

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           EEX Corporation

                                       By: /s/ T. E. COATS
                                           -------------------
                                           T. E. Coats
                                           Vice President and
                                           Controller

Date:  March 7, 2002